Exhibit 99.3

Centerview Partners LLC
31 West 52nd Street
New York, NY 10019

September 29, 2025

The Board of Directors
Pinnacle Financial Partners, Inc.
21 Platform Way South. Suite 2300
Nashville, Tennessee 37203

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 24, 2025, to the Board of Directors of Pinnacle Financial Partners, Inc. (“Pinnacle”) as Annex B to, and reference to such opinion letter under the headings “Summary – Opinion of Pinnacle’s Financial Advisor”, “The Merger – Background of the Merger”, “The Merger – Pinnacle’s Reasons for the Merger; Recommendation of the Pinnacle Board of Directors”, and “The Merger – Opinion of Pinnacle’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Pinnacle and Synovus Financial Corp., which joint proxy statement/prospectus forms a part of Amendment No. 1 to the registration statement on Form S-4 of Pinnacle (the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC

CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019 PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

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